UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SWANK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-18886990
(State of incorporation or organization)	(IRS Employer Identification No.)

90 Park Avenue New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 12, 2009 (the “Original Form 8-A”), by Swank, Inc., a Delaware corporation (the “Company”), relating to the dividend distribution of one Right for each outstanding share of the Company’s common stock to stockholders of record at the close of business on November 23, 2009 pursuant to the terms of the Rights Agreement, dated as of November 11, 2009 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company LLC, as rights agent (the “Rights Agent”). The Original Form 8-A is incorporated herein by reference. Capitalized terms used but not defined in this Amendment No. 1 to Registration Statement on Form 8-A shall have the meanings ascribed to them in the Rights Agreement.

On February 3, 2012, the Company and the Rights Agent entered into an amendment (the “Amendment”) to the Rights Agreement. Immediately following entering into the Amendment, the Company entered into an agreement and plan of merger (“Merger Agreement”) with Randa Accessories Leather Goods LLC, a Delaware limited liability company (“Parent”), Swing Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Intermediate Sub”), and Swing Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediate Sub (“Merger Sub”, and collectively with Parent, Intermediate Sub, and the Affiliates or Associates of Parent, Intermediate Sub and Merger Sub, the “Merger Persons”), providing for the merger of Merger Sub with and into the Company (the “Merger”).

The Amendment renders the Rights Agreement inapplicable to the Merger Agreement, the voting and support agreements, each dated as of February 3, 2012 (collectively, the “Voting Agreements”), between certain stockholders of the Company and the Merger Persons, or any of the transactions contemplated by the Merger Agreement or the Voting Agreements. The Amendment provides that, among other things (i) none of the Merger Parties shall be deemed to become an Acquiring Person pursuant to the Rights Agreement by reason of or as a result of (1) the approval, adoption, execution, delivery or performance of the Merger Agreement or the Voting Agreements, (2) the public or other announcement or disclosure of the Merger, the Merger Agreement, the Voting Agreements or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements, or (3) the consummation of the Merger on the date and at the time the merger becomes effective (the “Effective Time”) or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements (the transactions described in clauses (1), (2) and (3), together with any related transactions, the “Merger Events”); (ii) none of a Stock Acquisition Date, a Distribution Date, a Section 11(a)(ii) Event, nor a Section 13 Event shall be deemed to have occurred by virtue of or as a result of any one or more Merger Events; and (iii) on the earlier of (1) the Final Expiration Date, and (2) immediately prior to the Effective Time, but only if such Effective Time shall occur, (a) the Rights Agreement shall terminate and be void and of no further force or effect, (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder, and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement.

The Company filed the Merger Agreement as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2012. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibit 1 and Exhibit 2 hereto, respectively, and incorporated by reference in their entirety herein.

Item 2.	Exhibits.

Exhibit No.	Description

1	Rights Agreement dated as of November 11, 2009 between Swank, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent, including the following exhibits: Exhibit A—Certificate of Designation, Preferences and Rights of Series E Junior Participating Preferred Stock; Exhibit B—Form of Rights Certificate; and Exhibit C—Detailed Summary of Rights to Purchase Series E Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 12, 2009).

2	First Amendment to Rights Agreement, dated as of February 3, 2012, between Swank, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 3, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2012	SWANK, INC.

	By:	/s/ Jerold R. Kassner
Jerold R. Kassner, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1	Rights Agreement dated as of November 11, 2009 between Swank, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including the following exhibits: Exhibit A—Certificate of Designation, Preferences and Rights of Series E Junior Participating Preferred Stock; Exhibit B—Form of Rights Certificate; and Exhibit C—Detailed Summary of Rights to Purchase Series E Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 12, 2009).

2	First Amendment to Rights Agreement, dated as of February 3, 2012, between Swank, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 3, 2012).